Exhibit 10.55

CONSULTING AGREEMENT

This Consulting Agreement is made and entered into as of December 8, 2009, ("Effective Date"), between Nephros, Inc., a Delaware corporation (the "Company") and Barry A. Solomon, PhD, (the "Consultant").

WHEREAS, the Company desires to engage Consultant to provide consulting services to it in connection with its business; and

WHEREAS, Consultant desires to provide consulting services to the
Company;

In consideration of and for the mutual promises and covenants contained herein, and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto agree as follows:

1.           Consulting Services.

(a) Subject to the terms and conditions hereinafter set forth, the Company retains Consultant, and Consultant hereby accepts such retention by the Company,

(i) to undertake on a best-efforts basis such consultative and advisory services as the Company shall reasonably request, in connection with the Company's business, including, but not limited to, the following:

The Company's research and development efforts with respect to a high efficiency hemofiltration device (the "Device") and related technologies in which the Company develops a proprietary or other interest.

The Company's gathering, interpretation and recording of data relating to the development of the Device and related technologies; and

(ii) to provide such other consulting services as reasonably. requested by the Company

(b) In addition to the consulting services provided in paragraph (a) above, Consultant agrees to serve as a Scientific Advisor to the Company. Consultant, as a Scientific Advisor to the Company, agrees to meet at least semi-annually to advise the Company of advances in his field of expertise, and to consult with the Company, assessing the feasibility of research and development programs under consideration by the Company and offering guidance for current and future research and clinical applications of the Company's technology. In addition to these semi-annual meetings, Consultant further agrees to meet individually and in groups as called upon from time to time to review and advise the Company on its research, development and commercialization of its technology, and to consult at reasonable times and upon reasonable prior notice with the Company and the Company's management, agents, employees and other Scientific Advisors on projects.

(c) The Company and Consultant hereby acknowledge and agree that Consultant shall perform the services specified in paragraphs (a) and (b) above (collectively, the "Consulting Services") as an independent contractor and not as an employee of the Company. Consultant agrees that he will file his own tax returns on the basis of his status as an independent contractor for the reporting of all income, social security, employment and other taxes due and owing on the consideration received by him under this Agreement and that he is responsible for the payment of such taxes. Similarly, Consultant shall not be entitled to receive additional benefits specifically associated with employment status, such as medical, dental and life insurance, stock or stock options of the Company and shall not be entitled to participate in any other employee benefit programs. As an independent contractor, Consultant acknowledges, understands and agrees that he is not, and shall not represent himself to third parties as being, the agent or representative of the Company nor does he have, and shall not represent himself to third parties as having, power or authority to do or take any action for or on behalf of the Company, as its agent, representative or otherwise, except as specifically herein set forth.

(d) In order to protect the Company's patent rights, any actual research done by Consultant under this Agreement shall be done at the Company's business or at some other location approved in advance by the Company All such services shall be rendered in the greater New York, New York area, unless mutually agreed by Consultant and the Company, at such times as are consistent with Consultant's obligations.

2.           Consideration for Consulting Services.

In consideration of Consultant's performance of the Consulting Services, during the Term (as defined below in Section 4 below) the Company shall pay Consultant for requested services a consulting fee (the "Consulting Fee") at the rate of twenty-five hundred dollars ($2500) per day or another amount agreed to in advance according the level effort required and listed in Schedule A attached, to be paid to Consultant on a monthly basis, payable on the first day of each month. Nothing herein shall obligate the Company to request any services to be performed by Consultant.

3.           Reimbursement of Expenses.

The Company shall reimburse Consultant for all normal, usual and necessary expenses in excess of twenty five dollars ($25.00) in the aggregate incurred by Consultant in furtherance of the business and affairs of the Company against receipt by the Company of appropriate vouchers or other proof of the Company's expenditures and otherwise in accordance with such expense reimbursement policy as may from time to time be adopted by the Company.

4.           Term and Termination.

(a) The term of this Agreement shall commence on the Effective Date and shall expire on the first anniversary of the Effective Date subject to earlier termination as provided in Section 4(b) (together with any renewals pursuant to the proviso following this sentence, the "Term"); provided, however, that the Term may be extended for additional one (1) year periods upon mutual written consent.

(b) This Agreement may be terminated by either party upon thirty (30) days written notice to the other party.

(c) The provisions of Sections 5 through 16 hereof shall survive any termination of this Agreement at the expiration of the Term or prior thereto.

5.	Ownership of Proprietary Information.

Consultant agrees that all information that has been created, discovered or developed by the Company, its subsidiaries, affiliates, licensors, licensees, successors or assigns (collectively, the "Affiliates"), including, without limitation, information relating to the development of the Device created, discovered, developed or made known to the Company or any of the Affiliates by Consultant during the Consulting Term and information relating to the Company's customers, suppliers, consultants, and licensees, and/or in which property rights have been assigned or otherwise conveyed to the Company or the Affiliates, shall be the sole property of the Company or the Affiliates, as applicable, and the Company or the Affiliates, as the case may be, shall be the sole owner of all patents, copyrights and other rights in connection therewith, including without limitation the right to make application for statutory protection. All of the aforementioned information is hereinafter called "Proprietary Information." By way of illustration, but not limitation, Proprietary Information includes trade secrets, processes, discoveries, structures, inventions, designs, ideas, works of authorship, copyrightable works, trademarks, copyrights, formulas, data, know-how, show-how, improvements, inventions, product concepts, techniques, information or statistics contained in, or relating to, marketing plans, strategies, forecasts, blueprints, sketches, records, notes, devices, drawings, customer lists, patent applications, continuation applications, continuation-in-part applications, file wrapper continuation applications and divisional applications and information about the Company's or the Affiliates' employees and/or consultants (including, without limitation, the compensation, job responsibility and job performance of such employees and/or consultants).

6.               Delivery of Documents and Data.

On the expiration of the Term or the earlier termination of this Agreement pursuant to Section 4 hereof, Consultant agrees that Consultant will deliver to the Company all documents and data of any nature and embodied in any media pertaining to his work with the Company or the Affiliates, Consultant will not take with him or deliver to anyone else any documents or data of any description and embodied in any media or any reproduction, abstract or summary of any description containing or pertaining to any Proprietary Information and Consultant will sign and deliver the "Termination Certification" attached hereto as Exhibit A. Notwithstanding the foregoing, Consultant may retain and use documents pertaining to his work for academic, noncommercial research purposes with the prior written approval of the Board of Directors.

7.               Disclosure of Inventions.

During the Term, Consultant agrees that he will promptly disclose to the Company, or any persons designated by it, all improvements, inventions, designs, ideas, works of authorship, copyrightable works, discoveries, trademarks, copyrights, trade secrets, formulas, processes, structures, product concepts, marketing plans, strategies, customer lists, information about the Company's employees and/or consultants (including, without limitation, job performance of such employees and/or consultants), techniques, blueprints, sketches, records, notes, devices, drawings, know-how, data, whether or not patentable, patent applications, continuation applications, continuation-in-part applications, file wrapper continuation applications and divisional applications, made or conceived or reduced to practice or learned by him, either alone or jointly with others, which result from use of premises or equipment owned, leased or contracted for by the Company or the Affiliates (all said improvements, inventions, designs, ideas, works of authorship, copyrightable works, discoveries, trademarks, copyrights, trade secrets, formulas, processes, structures, product concepts, marketing plans, strategies, customer lists, information about the Company's or the Affiliates' employees and/or consultants, techniques, blueprints, sketches, records, notes, devices, drawings, know-how, data, patent applications, continuation applications, continuation-in-part applications, file wrapper continuation applications and divisional applications shall be collectively hereinafter called "Inventions"). Notwithstanding any provisions to the contrary herein, however, Consultant agrees that Consultant shall not disclose to the Company any improvements, inventions, designs, ideas, works of authorship, copyrightable works, discoveries, trademarks, copyrights, trade secrets, formulas, processes, structures, product concepts, marketing plans, strategies, customer lists, blueprints, sketches, records, notes, devices, drawings, techniques, know-how, data, patent applications, continuation applications, continuation-in-part applications, file wrapper continuation applications and divisional applications which Consultant possesses under the obligation of secrecy or confidentiality to a third party.

Consultant understands and acknowledges that all original works of authorship which are made by him (solely or jointly with others) while performing the Consulting Services and which are protectable by copyright are being created at the instance of the Company and are "works made for hire," as that term is defined in the United States Copyright Act (17 USCA, Section 101).

8.               Assignment of and Assistance with Inventions.

Consultant hereby assigns to the Company all right, title and interest he may have or acquire in all Inventions and agrees that all Inventions shall be the sole property of the Company and its assigns, and the Company and its assigns shall be the sole owner of all patents, copyrights and other rights in connection therewith. Consultant further agrees to assist the Company in every proper way (but at the Company's expense) to obtain and from time to time enforce patents, copyrights or other rights on said Inventions in any and all countries, and to that end Consultant will execute all documents necessary:

(i)
to apply for, obtain and vest in the name of the Company alone (unless the Company otherwise directs) letters patent, copyrights or other analogous protection in any country throughout the world and when so obtained or vested to renew and restore the same; and

(ii)
to defend any opposition proceedings in respect of such applications and any opposition proceedings or petitions or applications for revocation of such letters patent, copyright or other analogous protection.

Consultant's obligation to assist the Company in obtaining and enforcing patents and copyrights for the Inventions in any and all countries shall continue beyond the Term or earlier termination of this Agreement pursuant to Section 4 hereof, but the Company agrees to compensate Consultant at a reasonable rate after the expiration of the Term or such earlier termination for time actually spent by Consultant at the Company's request on such assistance.

The provisions of Section 8(a) shall not apply to any Invention meeting the following conditions: (i) such Invention was developed entirely on Consultant's own time; and (ii) such Invention was made without the use of any Company equipment, or information; and (iii) such Invention is directly related to the business of the Company; or to the Company's anticipated research or development; and (iv) such Invention does not result from the performance of the Consulting Services.

9.	No Breach of Duty.

Consultant represents and warrants that the performance by him of all the terms of this Agreement will not breach any agreement or duty to keep in confidence proprietary information acquired by Consultant in confidence or in trust prior to his engagement hereunder. Consultant hereby agrees to not enter into, any agreement either written or oral in conflict herewith.

10.	No Prior Employer Property.

Consultant undertakes that, in the performance of the Consulting Services, Consultant will not use any materials or documents of a former or current employer which are not generally available to the public, unless Consultant or the Company has obtained written authorization from the current or former employer for their possession and use.

11.	Non-Solicitation.

During the Term, and for a period of two (2) years thereafter, Consultant shall not, directly or indirectly, without the prior written consent of the Company:

(a) solicit or induce any employee of the Company or any Affiliate to leave the employ of the Company or any Affiliate or hire for any purpose any employee of the Company or any Affiliate or any employee who has left the employment of the Company or any Affiliate within six months of the termination of said employee's employment with the Company; or

(b) solicit or accept the business of any customer or supplier of the Company or any Affiliate with respect to products similar to those supplied by the Company.

12.               Insider Trading, Etc.

Consultant recognizes that in the course of his duties hereunder, Consultant may receive from the Company or others information which may be considered "material, non-public information" concerning a public company that is subject to the reporting requirements of the Securities and Exchange Act of 1934, as amended. Consultant agrees that he will not, without the prior written consent of the Company, perform any of the following:

(a) purchase, trade, offer, pledge, sell, contract to sell or to purchase or sell "short" or "short against the box" (as such terms are generally understood in the securities markets), or otherwise dispose of or acquire any securities of the Company or options or other derivative securities in respect of such securities while in possession of relevant material, nonpublic information received from the Company or others in connection herewith;

(b) provide the Company with information with respect to any public company that may be considered material, non-public information; and

(c) provide any person with material, non-public information, received from the Company, including any relative, associate, or other individual who intends to, or may, (i) trade securities with respect to the Company which is the subject of such information or (ii) otherwise directly or indirectly benefit from such information.

13.               Non-disparagement.

During and after the Term, Consultant agrees not to make any disparaging comment or statement about the Company, whether or not true, including but not limited to comments which could adversely affect the conduct of the Company's business, any of its plans or prospects, or the business name or reputation of the Company

14.               Non-Competition.

Consultant understands and recognizes that his services to the Company are special and unique and agrees that, during the Consulting Term and for a period of one (1) year from the date of termination of his retention hereunder, he shall not engage in any activity that has a conflict of interest with the Company, including any competitive employment, business, or other activity, and he shall not assist any other persons or organization that competes, or intends to compete, with the company (all of the foregoing, "Competitive Activities"). Not withstanding the foregoing, the restriction on competitive Activities shall not survive the termination or expiration of this agreement in the event that the Company has not offered a minimum of three (3) days of services during the ninety (90) day period preceding the termination or expiration date of this Agreement.

15.               Remedies for Breach.

Consultant understands and agrees that any breach of Sections 5, 7,12,13,14 and 15 of this Agreement by the Consultant could cause irreparable damage to the Company, and to the Affiliates and that monetary damages alone would not be adequate and, the event of such breach, the Company shall have, in addition to any and all remedies of law, the right to an injunction, specific performance or other equitable relief to prevent or redress the violation of Consultant's obligations under such Sections.

16.               Severability.

Every provision of this Agreement is intended to be severable. If any term or provision hereof is deemed unlawful or invalid in any jurisdiction for any reason whatsoever, such unlawfulness or invalidity shall not affect the validity of the remainder of this Agreement or the enforceability of such term or provision in any other jurisdiction. To the extent that any such term or provision is held to be unlawful or invalid, the parties agree to reform such term or provision in such a way which will be enforceable in the jurisdiction to which such holding applies, and which will reflect, as nearly as permissible, the intention of the parties.

17.               Representation of Consultant; Use of Name.

Consultant represents that there are no binding agreements to which he is a party or by which he is bound, forbidding or restricting his activities herein. In addition, Consultant consents to the use of his name in various reports, brochures or other documents produced by or on behalf of the Company, including any and all documents filed with the Securities and Exchange Commission.

18.               Miscellaneous.

Any notice or other communication between parties shall be sufficiently given if sent by certified or registered mail, postage prepaid, if to the Company, addressed to it at Nephros, Inc., c/o Paramount Capital Investments, LLC, 787 Seventh Avenue, New York, New York 10019, Attention: Michael S. Weiss, or if to Consultant, addressed to Consultant at the address set forth below Consultant's name on the signature page hereof, or to such address as may hereafter be designated in writing by one party to the other. Such notice or other communication shall be deemed to be given on the date of receipt.

This Agreement embodies the entire agreement and understanding between the Company and Consultant regarding the subject matter hereof and supersedes any and all negotiations, prior discussions and preliminary and prior agreements and understandings related to the central subject matter thereof.

This Agreement shall in all respects be governed by, and contained and enforced in accordance with the internal substantive laws of the State of New York and not the law of conflict of laws.

This Agreement may be executed in one or more counterparts, each of which, when so executed shall be deemed to be an original and all of which counterparts, taken together, shall constitute one and the same instrument.

Neither this Agreement nor any term hereof may be amended, modified, supplemented or waived save in a written instrument executed by each of the parties hereto.

IN WITNESS WHEREOF, the parties have hereto set their hand on the date first above written.

NEPHROS, Inc

Name: Ernest Elgin
Title: President & CEO

BARRY A. SOLOMON, PhD:

Name: Barry A. Solomon
Address: 394 North Road
Bedford, MA 01730
SS#: ###-##-####

Schedule A. Consulting Fees

Minimum Days/Month	$/Day Minimum	# Months	Extra Days/MonthA
1	$2500	1	$2000
1	$2000	6	$1500
2	$1800	6	$1500
4	$1500	6	$1250

A By mutual agreement in advance